                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           RULES-BASED MEDICINE, INC.,

                               LUMINEX CORPORATION

                                       AND

                              RBM ACQUISITION, INC.


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                                TABLE OF CONTENTS

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                                                                            PAGE NO.
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
ARTICLE 1           PURCHASE AND SALE OF ASSETS...................................1

   1.1        Purchase and Sale of Assets.........................................1
   1.2        Assumed Liabilities.................................................1
   1.3        Purchase Price......................................................1
   1.4        The Closing.........................................................2
   1.5        Passage of Title at Closing.........................................4
   1.6        Allocation of Purchase Price........................................4
   1.7        Further Assurances..................................................4
   1.8        Third Party Consents................................................5

ARTICLE 2           REPRESENTATIONS AND WARRANTIES OF SELLER AND LUMINEX..........5

   2.1        Organization and Good Standing......................................5
   2.2        Authorization, Validity and Effect of Agreements....................5
   2.3        No Violation........................................................5
   2.4        Title to Assets; Assumed Liabilities................................5
   2.5        No Brokers..........................................................6
   2.6        Governmental Approvals..............................................6
   2.7        Investment Representations..........................................6
   2.8        No Litigation.......................................................6
   2.9        No Knowledge of Breach by Buyer.....................................6

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF BUYER.......................6

   3.1        Existence; Good Standing; Corporate Authority.......................6
   3.2        Validity and Effect of Agreements...................................7
   3.3        No Violation........................................................7
   3.4        Valid Issuance......................................................7
   3.5        Offering............................................................7
   3.6        Governmental Approvals..............................................8
   3.7        Subsidiaries........................................................8
   3.8        Capitalization......................................................8
   3.9        Capital Investments in Buyer........................................8
   3.10       Limited Operations..................................................8
   3.11       No Litigation.......................................................9
   3.12       Consents and Approvals..............................................9
   3.13       Proprietary Information.............................................9
   3.14       Insurance...........................................................9
   3.15       Compliance with Agreements..........................................9
   3.16       Transactions With Affiliates.......................................10
   3.17       Compliance with Laws...............................................10
   3.18       No Brokers.........................................................10
   3.19       Intellectual Property..............................................10
   3.20       Customers; Marketing...............................................10



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
   3.21       Acquired Microspheres, Reagents, Supplies and Other Consumables....11
   3.22       Corporate Records; Other Information...............................11
   3.23       Full Disclosure; No Knowledge of Breach by Seller or Luminex.......11

ARTICLE 4           COVENANTS....................................................12

   4.1        General Covenants..................................................12
   4.2        Covenants of Seller................................................12
   4.3        Covenants of Buyer.................................................13

ARTICLE 5           CONDITIONS...................................................15

   5.1        Conditions to Obligations of Seller................................15
   5.2        Conditions to Obligations of Buyer.................................15

ARTICLE 6           TERMINATION..................................................16

   6.1        Termination by Mutual Consent......................................16
   6.2        Termination by Either Buyer or Seller..............................16
   6.3        Termination by Seller..............................................16
   6.4        Termination by Buyer...............................................16
   6.5        Effect of Termination and Abandonment..............................16
   6.6        Extension; Waiver..................................................17

ARTICLE 7           INDEMNIFICATION..............................................17

   7.1        General Indemnification by Buyer...................................17
   7.2        General Indemnification by Seller and Luminex......................17
   7.3        Expiration and Limitation..........................................18
   7.4        Indemnification Procedures.........................................18
   7.5        Survival of Representations, Warranties and Covenants..............20
   7.6        Remedies Cumulative................................................20
   7.7        Compliance with Bulk Sales Laws....................................20

ARTICLE 8           GENERAL PROVISIONS...........................................21

   8.1        Notices............................................................21
   8.2        Assignment; Binding Effect; Benefit................................22
   8.3        Entire Agreement...................................................22
   8.4        Amendment..........................................................22
   8.5        Governing Law......................................................22
   8.6        Counterparts.......................................................22
   8.7        Waivers............................................................22
   8.8        Incorporation of Exhibits..........................................23
   8.9        Severability.......................................................23
   8.10       Expenses...........................................................23
   8.11       Change in Name.....................................................23
   8.12       Enforcement of Agreement...........................................23
   8.13       Headings...........................................................23
   8.14       Officers of Buyer and Seller.......................................23

        This ASSET PURCHASE AGREEMENT (the "Agreement") is effective as of the 5th day of September, 2002, by and between Rules-Based Medicine, Inc., a Delaware corporation ("Seller"), and wholly-owned subsidiary of Luminex Corporation, a Delaware corporation ("Luminex"), Luminex and RBM Acquisition, Inc., a Delaware corporation ("Buyer").

        WHEREAS, Luminex and Seller desire to sell certain assets to Buyer at the Closing (as hereinafter defined) associated with the RBM Business (as hereinafter defined), and Buyer desires to purchase certain assets from and assume the liabilities of Luminex and Seller all on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the RBM Business is herein defined as the business of developing and commercializing testing services and reagent kit products for the pharmaceutical, diagnostics, toxicology, epidemiology and biotechnology markets, generating and selling access to a database of information from blood samples and other fluids or tissues and determining the relevance of such information and establishing an intellectual property position around the relationship of the information to health and disease, including diagnostics, prognostics and therapeutics (the "RBM Business").

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

        1.1 PURCHASE AND SALE OF ASSETS. Subject to all the terms and conditions of this Agreement, at the Closing, Luminex and Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Luminex and Seller the assets described in Schedule 1.1 attached hereto and made a part hereof, wherever located (collectively, the "Assets").

        1.2 ASSUMED LIABILITIES. Notwithstanding anything herein to the contrary, Buyer shall assume all Luminex and/or Seller liabilities associated with the RBM Business, including, but not limited to, all operating liabilities of Luminex and/or Seller associated with the RBM Business and the employment agreements of any transferring employees as set forth on Schedule 1.2 attached hereto and made a part hereof (collectively, the "Assumed Liabilities"). "Assumed Liabilities" shall not include (i) the items listed on Schedule 8.10 (which shall be paid by the parties hereto as set forth therein) or (ii) the "Retained Liabilities" noted as such on Schedule 1.2. At the Closing, upon delivery of the Bill of Sale (in the form of Exhibit A) and the Assignment and Assumption Agreement (in the form of Exhibit B), Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms, whenever arising, direct or indirect, absolute or contingent, the Assumed Liabilities.

        1.3 PURCHASE PRICE.

            (a) The purchase price (the "Purchase Price") for the Assets and the other obligations and agreements described or referred to in this Agreement shall be (i) 990,000 shares of Series A Preferred Stock, $.001 par value per share of Buyer (the "Series A Preferred Stock") which shall have such rights, terms and conditions as set forth in the Certificate of Designations of Series A Redeemable Preferred Stock, $.001 par value per share of Buyer, the terms of which are set forth as Exhibit C hereto, plus (ii) 901,000 shares of common stock, $0.001 par value per share of Buyer (the "Common Stock", collectively with the Series A Preferred Stock, the "Shares'), which shall have such terms as set forth in Section 1.3(b) of this Agreement.

            (b) Luminex shall be issued shares of Common Stock equal to ten percent (10%) of the fully diluted capital stock of Buyer (the "Equity Interest"). The Equity Interest shall not be subject to dilution except subsequent to an initial public offering of Buyer's Common Stock in a Qualified Public Offering and, accordingly Buyer agrees that, in connection with any future issuance of capital stock, at any time up to and including the issue of Common Stock in the initial Qualified Public Offering, to issue Seller shares of Common Stock equal to ten percent (10%) of the total amount of the fully diluted capital stock to be issued in connection with such future issuance(s). For purposes of this Agreement, the term "Qualified Public Offering" shall mean a firm commitment underwritten public offering of Common Stock in the aggregate of not less than fifty million dollars ($50,000,000), a price per share of not less than ten dollars ($10.00) per share and listing of such securities on a national exchange or The Nasdaq Stock Market. Buyer's obligation to issue additional Common Stock shall cease following a Qualified Public Offering.

        1.4 THE CLOSING.

            (a) Time and Place. Subject to the terms and conditions of this Agreement, the closing under this Agreement (the "Closing") will take place at the offices of Seller, at 10:00 a.m., Central Daylight Time, and remotely at such other offices and locations as may be suited for delivery by facsimile or overnight courier, on the first business day immediately following the date on which the last to be fulfilled or waived of the conditions set forth in Article 5 shall be fulfilled or waived in accordance herewith or at such other time, date, or place as Buyer and Seller may agree. The date on which the Closing occurs is referred to herein as the "Closing Date" and is September 5, 2002.

            (b) Parties' Obligations at Closing.

                (i) At the Closing, Buyer will deliver to Seller:

                    (A) the Shares;

                    (B) a copy of the resolutions of the Board of Directors of
            Buyer certified by Buyer's corporate secretary, as appropriate, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby; and

                    (C) a certificate of Buyer certifying (i) as to the accuracy of the representations and warranties of Buyer at the date of this Agreement and at and as of the Closing, (ii) that Buyer has performed or complied with the covenants, agreements, terms, and conditions to be performed or complied with by Buyer at or prior to the Closing, and (iii) that there have been no events, changes or effects




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            with respect to Buyer having a Buyer Material Adverse Effect (as defined in Section 3.1);

                    (D) a certificate of good standing of Buyer, certified by
            the Secretary of State of Delaware;

                    (E) any required consent or approval necessary to transfer the Assets to Buyer and of a creditor, contract party, or public or governmental authority to the transactions contemplated hereby required of Buyer;

                    (F) a duly executed Assignment and Assumption Agreement
            substantially in the form of Exhibit B;

                    (G) a duly executed Non-Competition Agreement substantially in the form of Exhibit D;

                    (H) a duly executed Transition Services Agreement
            substantially in the form of Exhibit E;

                    (I) a duly executed Development and Supply Agreement and
            side letter substantially in the form of Exhibit F;

                    (J) a duly executed General Release and Non-Compete
            Agreement for the benefit of Luminex, Seller and their affiliates from each of the Transferring Employees substantially in the form of Exhibit G;

                    (K) a duly executed Registration Rights Agreement
            substantially in the form of Exhibit H;

                    (L) a duly executed Consultant Agreement and General Release
            Agreement substantially in the form of Exhibit I; and

                    (M) such other certificates or documents as Seller, Luminex or their counsel may reasonably request.

               (ii) At the Closing, Luminex and Seller will deliver to Buyer:

                    (A) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer all of Seller's title to and interest in the Assets (except minute and stock books and similar corporate records and any other documents and records which Seller is required by law to retain in its possession), those of Seller's contracts and commitments described in Section 1.2 as Assumed Liabilities, and, simultaneously with such delivery, will take such steps as may be necessary to put Buyer in actual possession and operating control of the Assets, all in substantially the forms of Exhibit A and B;

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                    (B) a copy of the resolutions of the Board of Directors of
            Luminex and Seller, certified by the appropriate corporate secretary, and a copy of the resolutions of the sole shareholder of Seller authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                    (C) certificates of Seller certifying (i) as to the accuracy of the representations and warranties of Seller at the date of this Agreement and at and as of the Closing, and (ii) that Seller has performed or complied with the covenants, agreements, terms and conditions to be performed or complied with by Seller at or prior to the Closing;

                    (D) any required consent or approval necessary to transfer the Assets to Buyer and of a creditor, contract party, or public or governmental authority to the transactions contemplated hereby;

                    (E) a duly executed Non-Competition Agreement with Buyer
            substantially in the form of Exhibit D;

                    (F) a duly executed Transition Services Agreement
            substantially in the form of Exhibit E;

                    (G) a duly executed Development and Supply Agreement and
            side letter substantially in the form of Exhibit F;

                    (H) a duly executed Registration Rights Agreement
            substantially in the form of Exhibit H;

                    (I) a wire transfer or certified check in the amount
            contemplated by Section 4.2(a); and

                    (J) a duly executed Consultant Agreement and General Release
            Agreement substantially in the form of Exhibit I.

        1.5 PASSAGE OF TITLE AT CLOSING. At the Closing, upon delivery of the instruments of sale, conveyance, assignment, transfer and delivery, title to the Assets shall pass to Buyer.

        1.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price and the Assumed Liabilities as finally determined shall be allocated among the Assets acquired hereunder as described on Schedule 1.6 hereof. Seller, Luminex and Buyer each hereby covenant and agree that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.6.

        1.7 FURTHER ASSURANCES. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents, and take such other actions, as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

        1.8 THIRD PARTY CONSENTS. To the extent that Seller's or Luminex's rights under any agreement, contract, commitment, lease, permits or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person, which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Luminex, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller and Luminex shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

                                   ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF SELLER AND LUMINEX

        To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller and Luminex, as noted, represent, warrant, and agree as follows:

        2.1 ORGANIZATION AND GOOD STANDING. Each of Seller and Luminex is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        2.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Seller and Luminex each has the requisite power and authority to execute, perform and deliver this Agreement and all agreements and documents contemplated hereby (to which Seller and/or Luminex are a party). This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Seller and Luminex enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        2.3 NO VIOLATION. Neither the execution and delivery by Seller and Luminex of this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms hereof, will: (i) violate any provision of any United States federal, state or local statute, law, ordinance, rule or regulation or any decree or order of any governmental body thereof; (ii) violate any provisions of the certificate of incorporation or bylaws of Seller or Luminex; (iii) violate any provision of, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the Assets pursuant to, any material commitment, lease, contract, or other material agreement or instrument to which Seller is a party; or (iv) violate any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Seller.

        2.4 TITLE TO ASSETS; ASSUMED LIABILITIES. Seller and Luminex represent and warrant that Seller and Luminex own good and transferable title to the Assets, which, to the knowledge of the officers of Luminex and Seller, are free and clear of all liens, claims, restrictions,

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obligations and encumbrances. To the knowledge of the officers of Seller and
Luminex, the liabilities set forth on Schedule 1.2 constitute all of the liabilities of the RBM Business.

        2.5 NO BROKERS. Neither Luminex nor Seller has entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of Seller or Luminex to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        2.6 GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Seller and Luminex of this Agreement or the documents referenced herein.

        2.7 INVESTMENT REPRESENTATIONS. The Shares will be acquired for the account of Luminex for investment and not with a view to, or for resale in connection with any distribution. Luminex has no contract, undertaking, arrangement, or agreement with any person to sell or transfer or to have any person sell for Seller all or any portion of the Shares. Luminex represents that
(i) it is aware that its investment in Buyer is speculative in nature and involves a high degree of risk and that Buyer is a newly formed entity with no history of operations, and (ii) no assurances are or have been made regarding the likelihood of profitable operations by the Buyer. Luminex understands that no governmental agency has passed upon or made any recommendation or endorsement of an investment in the Shares. The Shares will not be registered for sale under any applicable securities laws and the certificates for such shares shall bear an appropriate legend.

        2.8 NO LITIGATION. There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Seller or Luminex, threatened at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrument or authority that could affect the transactions contemplated hereby. Neither Seller nor Luminex knows or has any reason to know of any basis for any such claim, suit, action or proceeding. Neither Seller nor Luminex is subject to any currently existing order, writ, judgment, injunction, or decree that could affect the Assets.

        2.9 NO KNOWLEDGE OF BREACH BY BUYER. No officer of Seller or Luminex has knowledge that Buyer is in breach of any of its representations and warranties contained in this Agreement.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        To induce Seller and Luminex to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents, warrants, and agrees as follows:

        3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or

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in which the transaction of business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, financial condition or prospects of Buyer (a "Buyer Material Adverse Effect"). Buyer has all requisite corporate power and authority to (i) own, operate, and lease its properties, (ii) carry on its business as now conducted and as proposed to be conducted, (iii) execute, deliver and perform this Agreement and all agreements and documents contemplated hereby, and (iv) issue, sell, and deliver the Series A Preferred Stock and the Common Stock, contemplated hereby.

        3.2 VALIDITY AND EFFECT OF AGREEMENTS. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        3.3 NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will: (i) violate any provision of any United States federal, state or local statute, law, ordinance, rule or regulation or any decree or order of any governmental body thereof; (ii) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Buyer; (iii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, cause to accelerate the maturity of, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of Buyer pursuant to any commitment, lease, contract, or other agreement or instrument to which Buyer is a party; or (iv) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Buyer.

        3.4 VALID ISSUANCE. The shares of Series A Preferred Stock and the shares of Common Stock to be issued to Luminex have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, and nonassessable shares of Series A Preferred Stock and Common Stock, respectively, with no personal liability attaching to the ownership thereof solely by virtue of being a holder thereof, and will be free and clear of all liens, charges, restrictions, claims, and encumbrances. Neither the issuance, sale or delivery of the Series A Preferred Stock nor the issuance, sale, or delivery of the Common Stock is subject to any preemptive right of stockholders of Buyer or to any right of first refusal or other right in favor of any person which has not been waived or which has not elapsed.

        3.5 OFFERING. The offer, sale and issuance of the Series A Preferred Stock and the Common Stock as contemplated by this Agreement will be issued in compliance with all applicable federal and state securities laws. Neither Buyer nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of either the Series A Preferred Stock or the Common Stock to any person, persons or entity so as to bring the sale of such Series A Preferred Stock or Common Stock by Buyer within the registration provisions of any federal or state securities laws. Buyer has not made any advertisement relating to the sale of the Series A Preferred Stock or Common Stock in printed public media, radio, television or telecommunications, including electronic display.

        3.6 GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for (i) the valid execution, deliver, and performance by Buyer of this Agreement or the documents referenced herein, or (ii) the offer, issuance, sale and delivery of the Series A Preferred Stock or the Common Stock, other than filings pursuant to federal or state securities laws (all of which filings have been made by Buyer, other than those that are required to be made after the Closing and that will be duly made on a timely basis) in connection with the sale of the Series A Preferred Stock and the Common Stock.

        3.7 SUBSIDIARIES. Buyer does not (directly or indirectly) own any equity securities or other legal and/or beneficial interests in any corporations, partnerships, limited liability companies, business trusts, or joint ventures, or in any other unincorporated trade or business enterprises.

        3.8 CAPITALIZATION. The authorized capital stock of Buyer consists of 9,010,000 shares of Common Stock, $.001 par value per share, of which 8,109,000 shares are issued and outstanding and 990,000 shares of Series A Preferred Stock, of which no shares are issued and outstanding. Buyer has no other outstanding capital stock, bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. All issued and outstanding shares of Buyer's capital stock have been issued in compliance with all federal and state securities laws and are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 3.8, there are no options, warrants, calls, subscriptions, convertible securities, or other rights or commitments that obligate Buyer to issue, transfer or sell its capital stock. None of the outstanding shares of Buyer's capital stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction or claim. Schedule 3.8 attached hereto contains a true and complete list of the holders of the securities of Buyer, showing the number of shares of Common Stock, preferred stock or other securities of Buyer held by each stockholder as of the date of this Agreement (and will be updated as of the Closing Date) together with the number of stock options, warrants, convertible notes and/or convertible securities issued by Buyer and the holders of such stock options, warrants, convertible notes and/or other convertible securities.

        3.9 CAPITAL INVESTMENTS IN BUYER. Schedule 3.9 sets forth a list of persons and/or entities that Buyer, its officers, directors or representatives have contacted (orally or in writing) as of the date hereof regarding a capital investment in Buyer in the form of equity, debt or convertible debt.

        3.10 LIMITED OPERATIONS. Buyer was incorporated under the laws of the State of Delaware on July 31, 2002. Buyer has not engaged in any material operations since inception. To the knowledge of the officers of Buyer, the internal operating reports of Seller dated June 30, 2002 (attached hereto as Exhibit J) fairly present the assets and liabilities of the RBM Business as of such date substantially in accordance with accounting principles used by Luminex and Seller generally for such reports. To the knowledge of the officers of Buyer, the assets set forth on Schedule 1.1 constitute all of the assets of the RBM Business and the liabilities set forth on Schedule 1.2 constitute all of the liabilities of the RBM Business.

        3.11 NO LITIGATION. There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its officers or directors in such capacity at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrument or authority. Buyer does not know or have any reason to know of any basis for any such claim, suit, action or proceeding. Buyer is not subject to any currently existing order, writ, judgment, injunction, or decree relating to its operations.

        3.12 CONSENTS AND APPROVALS. Buyer has obtained, or shall obtain prior to Closing all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer. To the knowledge of the officers of Buyer, Schedule 3.12 contains an accurate and complete list of all contracts entered into by Seller or Luminex that relate to the Assets, Assumed Liabilities or to the RBM Business.

        3.13 PROPRIETARY INFORMATION. Each of the employees, officers and consultants of Buyer has (or prior to Closing will have), a validly existing agreement providing for confidentiality and protection of intellectual property (a "Proprietary Information Agreement") with Buyer, such agreements are in full force and effect, and copies of such agreements have been (and will be) provided to counsel to Seller. No third party has claimed or, to Buyer's knowledge, has reason to claim that any person employed by or affiliated with Buyer has (i) violated or may be violating any of the terms or conditions of his employment, non-competition, or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the knowledge of the officers of Buyer, no person employed by or affiliated with Buyer has violated any confidential relationship that such person may have had with any third party in connection with the development or sale of any service or product or proposed service or product of Buyer.

        3.14 INSURANCE. Buyer has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its tangible personal property that might be damaged or destroyed.

        3.15 COMPLIANCE WITH AGREEMENTS. Buyer is in compliance with all of the terms and provisions of its certificate of incorporation, bylaws and other organizational documents, as amended. Buyer, and to the knowledge of the officers of Buyer, each other party thereto has in all material respects performed all the obligations required to be performed by it to date (or each nonperforming party has received a valid, enforceable, and irrevocable written waiver with respect to its nonperformance), has received no notice of default, and is not in default (with due notice or lapse of time or both) under any lease, contract, or agreement now in effect to which Buyer is a party or by which any such entity or any such entity's property may be bound. Buyer has no present expectation or intention of not fully performing all of its obligations under each such lease, contract, or other agreement, and Buyer has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which Buyer is a party.

        3.16 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.16, no employee, officer or director of Buyer or member of his or her immediate family is indebted to Buyer, nor is Buyer indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of the officers of Buyer, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Buyer is affiliated or with which Buyer has a business relationship, or any firm or corporation that competes with Buyer, except that employees, officers or directors of Buyer and members of their immediate families may own stock in publicly traded companies that may compete with Buyer. No member of the immediate family of any officer or director of Buyer is directly or indirectly interested in any material contract with Buyer.

        3.17 COMPLIANCE WITH LAWS. The operations of Buyer have been conducted in compliance with all applicable laws and regulations, including, without limitation, all applicable laws, regulations, orders and requirements promulgated by any governmental authority of competent jurisdiction and relating to consumer protection, equal opportunity, health care industry regulation, environmental protection, fire, and occupational safety matters. Buyer has not received written notice of any violation (or of any investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of any violation) of any applicable law, and, to the knowledge of Buyer, no investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of violation of any applicable law has been threatened or contemplated. Buyer has no knowledge of any pending legislation or regulation that would have a material adverse effect on (i) the business of Buyer, or (ii) the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

        3.18 NO BROKERS. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Buyer is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        3.19 INTELLECTUAL PROPERTY. Schedule 3.19 sets forth all of the intellectual property of the RBM Business including any trade secret, formula, process, concept, method or know-how related thereto. To the knowledge of the officers of Buyer, no other intellectual property of the RBM Business currently exists. To the knowledge of the officers of Buyer, the intellectual property of the RBM Business does not infringe upon any patent, trademark, trade name, servicemark, copyright or trade secret owned or claimed by a third party.

        3.20 CUSTOMERS; MARKETING. To the knowledge of the officers of Buyer,
Schedule 3.20(a) contains a complete list of all customers or known potential customers of Luminex or Seller or individuals, corporations, partnerships, joint ventures or any other entity ("Persons") (known to be such by any of such officers) that any of the Transferring Employees have contacted since January 1, 2002 or anticipate contacting prior to March 31, 2003 with respect to the RBM Business. To the knowledge of the officers of Buyer, Schedule 3.20(b) contains a complete list of any and all persons (i) to whom Buyer anticipates marketing its products or services between the Closing Date and March 31, 2003, and (ii) who (a) are currently or formerly have been customers or potential customers of Luminex or
(b) are Persons the Transferring Employees have contacted prior to the date hereof for the purpose of establishing a business or strategic relationship.

        3.21 ACQUIRED MICROSPHERES, REAGENTS, SUPPLIES AND OTHER CONSUMABLES. The quantity of microspheres and coupled microspheres being transferred by Seller and/or Luminex to Buyer pursuant to this Agreement (collectively, the "Acquired Microspheres") are, to the knowledge of Buyer, anticipated in good faith to be sufficient for Buyer's purposes from the effective date until November 1, 2002. Buyer anticipates that the Acquired Microspheres are the only microspheres to be used in the RBM Business during such period and Buyer will obtain additional microspheres as required for its business from Luminex pursuant to the Development and Supply Agreement. The Acquired Microspheres may not be resold by Buyer or its affiliates to any third party.

        The quantity of reagents, supplies and other consumables used in the RBM Business being transferred by Seller and/or Luminex to Buyer pursuant to this Agreement is set forth in Schedule 1.1 and constitutes the only reagents, supplies and other consumables being transferred by Seller and/or Luminex to Buyer pursuant to this Agreement.

        3.22 CORPORATE RECORDS; OTHER INFORMATION. Buyer has delivered or provided to Seller for its review true, complete and correct copies of the following items, as amended and presently in effect, for Buyer: (a) certificate of incorporation, (b) bylaws, (c) minute books, and (d) stock registration books (all hereinafter referred to as the "Corporate Records"). The minute books contain a record of all shareholder, director and committee meetings and actions taken without a meeting from the date of Buyer's incorporation to the date hereof. The stock registration books are complete and accurate and contain a complete record of all transactions in Buyer's capital stock from the date of its incorporation to the date hereof. All documents and other information as to existing facts relating to Buyer and its assets and liabilities which have been provided to Seller in connection with this Agreement are true, correct, and complete in all material respects except to the extent that any such documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that were provided to Seller.

        3.23 FULL DISCLOSURE; NO KNOWLEDGE OF BREACH BY SELLER OR LUMINEX. All of the information provided by Buyer and representatives herein or in the schedules and exhibits attached hereto is true, correct, and complete, and no representation, warranty, or statement made by Buyer in or pursuant to this Agreement or in the schedules and exhibits attached hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading. Buyer has not withheld from Luminex and Seller disclosure of any event, condition or fact which, to the knowledge of the officers of Buyer, (i) is material to the RBM Business or (ii) may adversely affect Buyer's assets, prospects or condition (financial or otherwise), and which is not otherwise known to the officers of Seller or Luminex. Buyer has no knowledge that Seller or Luminex is in breach of any of its representations and warranties contained in this Agreement.

                                   ARTICLE 4
                                   COVENANTS

        4.1 GENERAL COVENANTS

            (a) Transferring Employees. Seller and/or Luminex employees, each as set forth on Schedule 4.1 (the "Transferring Employees"), shall terminate their employment with Luminex, effective as of the close of business on the date immediately preceding the Closing (the "Date of Termination"). Except as noted on Schedule 4.1, such persons shall be offered employment with Buyer, with such employment to be effective as of the Closing Date. Luminex agrees and covenants each of the Transferring Employees will be entitled to exercise his or her vested options for the purchase of Luminex common stock, $.001 par value per share, for the lesser of (i) the life of the option or (ii) two (2) years from the date of termination of employment with Luminex. All unvested options to purchase Luminex common stock held by the Transferring Employees shall be terminated as of the Date of Termination.

        4.2 COVENANTS OF SELLER

            (a) Funding Commitment. Luminex has agreed to fund up to $1,100,000 to the RBM Business during the period beginning July 1, 2002 and ending September 30, 2002 (the "Commitment"). Any amount of the Commitment that Luminex has not funded to Seller as of the Closing Date will be funded to Buyer in cash on the Closing Date based on the preliminary schedule described in the next sentence. On the Closing Date, Luminex and Seller will provide a preliminary schedule of the amounts funded from July 1, 2002 to the Closing Date for Buyer's review and approval, and Luminex, Seller and Buyer shall each have an opportunity to review such information as may be necessary to finalize such schedule within thirty (30) days from the Closing Date. The parties shall make a cash settlement once such schedule is finalized.

            (b) Conduct of Business Pending the Closing. Until the Closing, without the prior written consent of Buyer:

                (i) Seller will not do or omit to do any act, or permit any act or omission to act, which would cause a breach of any material contract, commitment or obligation of Seller relating to the Assets, or any breach of any representation, warranty, covenant or agreement made by Seller herein;

                (ii) Seller will duly comply with all laws applicable to Seller and the Assets and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement; or

                (iii) Seller will not sell, assign license, mortgage, pledge or subject to lien or any other encumbrance any Assets.

            (c) Confidentiality. Seller, Luminex and their respective officers, directors, employees and agents (collectively "Representatives") as a result of their current and future relationships with Buyer have and will obtain confidential, non-public information regarding the business of Buyer. Seller, Luminex and their respective Representatives agree to keep all such information confidential and will not (except as required by applicable law (including any public disclosure law), regulation or legal process), without Buyer's prior written consent, disclose any confidential information of Buyer in any manner whatsoever. In the event Seller, Luminex or their respective Representatives are required by law (other than public disclosure laws), regulation or legal process to disclose any such information, such party will notify Buyer promptly so it may seek a protective order or other appropriate remedy.

            (d) Access to Information. Following the Closing, Luminex shall provide Buyer (at Buyer's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within Seller's or Luminex's employ, as may be reasonably requested by Buyer in connection with the preparation of any financial statement or tax return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding related to the transactions contemplated hereby.

            (e) Employees. For a period of two (2) years following Closing Date, Luminex shall not solicit (directly or indirectly) or hire employees of Buyer (as of the date hereof or anytime during the period of restrictions in this Section 4.2(e)).

            (f) Certain Notifications. At all times prior to the Closing, Seller shall promptly notify Buyer in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 5.2.

        4.3 COVENANTS OF BUYER.

            (a) Confidentiality.

                (i) In the event the transactions contemplated in this Agreement are not consummated, regardless of the reason therefor, Buyer will promptly return to Seller all records and information provided by Seller and Luminex.

                (ii) Buyer and its Representatives as a result of their historic and/or current and future relationships with Luminex and Seller have and will obtain confidential, non-public information regarding the business of Luminex and Seller. Buyer and its Representatives agree to keep all such information confidential and will not (except as required by applicable law, regulation or legal process), without Luminex's prior written consent, disclose any confidential information of Luminex and/or Seller in any manner whatsoever. In the event Buyer or its Representatives are required by law, regulation or legal process to disclose any such information, such party will notify Luminex promptly so it may seek a protective order or other appropriate remedy.

            (b) Access to Information. Following the Closing, Buyer shall provide Seller and Luminex with such reasonable access to and cooperation of any personnel within its employ, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to the transactions contemplated hereby.

            (c) Certain Notifications. At all times prior to Closing, Buyer shall promptly notify Seller in writing of any occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 5.1.

            (d) Public Announcements. Buyer will not, without the written consent of Luminex, make any public disclosure of the transactions contemplated hereby. Nothing contained in this Section 4.3(d) shall prevent Buyer from furnishing any information to any governmental entity or pursuant to the requirements of any applicable law; provided, however, that Buyer shall not make any such disclosure without first notifying Luminex and allowing a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure.

            (e) Transfer Taxes. All sales or transfer taxes, including, but not limited to, document recording fees, transfer taxes, sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by Buyer.

            (f) Pre-Closing Actions. Between the date hereof and continuing until Closing, Buyer shall not take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, or causing to be taken, or permitting or suffering to be taken or to exist, any action, condition, or thing that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

            (g) Keeping of Records and Books of Account. From and after the date hereof, Buyer shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Buyer and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts, and other purposes in connection with its business shall be made.

            (h) Compliance with Laws. From and after the date hereof, Buyer shall comply in all material respects with all applicable laws.

            (i) Insurance. Buyer shall maintain as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by Buyer to be sufficient.

            (j) Termination of Covenants. The covenants of Buyer under Section 4.3(g), (h) and (i) will terminate upon the earliest of: (i) completion of a Qualified Public Offering, or (ii) acquisition of all or substantially all the assets of Buyer by an unaffiliated third party, or (iii) complete redemption of all shares of the Series A Preferred Stock.

                                   ARTICLE 5
                                   CONDITIONS

        5.1 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller and Luminex to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) Buyer shall have performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date.

            (b) From the date of this Agreement through the Closing, there shall not have occurred, in the sole discretion of Seller, any material change in the financial condition, business, or operations of Buyer.

            (c) No action or proceeding shall have been instituted by a court or any other governmental body or by any governmental agency or public authority to restrain or prohibit the transactions being contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or related agreements and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this agreement would constitute a violation of law or that it intends to commence proceedings to restrain consummation of the transaction contemplated by this Agreement.

            (d) All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings in connection with the transactions contemplated by this Agreement and any other documents required to be filed after the Closing.

            (e) Seller shall have received all items required to be delivered by
Section 1.4(b)(i).

        5.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) Seller and Luminex, respectively, shall have performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller and Luminex contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date.

            (b) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the transactions contemplated by this Agreement.

            (c) All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings in connection with the transactions contemplated by this Agreement and any other documents required to be filed after the Closing.

            (d) Buyer shall have received all items required to be delivered by
Section 1.4(b)(ii).

                                   ARTICLE 6
                                   TERMINATION

        6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing, by the mutual consent of Buyer and Seller.

        6.2 TERMINATION BY EITHER BUYER OR SELLER. This Agreement may be terminated by Buyer or Seller if (a) the Closing shall not have occurred by September 6, 2002, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order, or decree.

        6.3 TERMINATION BY SELLER. This Agreement may be terminated at any time prior to the Closing by Seller, if (a) there has been a breach by Buyer of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Buyer Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by Seller to Buyer.

        6.4 TERMINATION BY BUYER. This Agreement may be terminated by Buyer if
(a) there has been a breach by Seller of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the business, results of operations, a financial condition or prospects of the RBM Business, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by Buyer to Seller.

        6.5 EFFECT OF TERMINATION AND ABANDONMENT. Upon termination of this Agreement pursuant to this Article 6, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto

(other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents, or shareholders of any of them.

        6.6 EXTENSION; WAIVER. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 7
                                 INDEMNIFICATION

        7.1 GENERAL INDEMNIFICATION BY BUYER. Buyer covenants and agrees to indemnify, defend, protect and hold harmless Seller, Luminex and their officers, directors, employees, stockholders, assigns, successors and affiliates (individually, each a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") from, against and in respect of:

            (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                (i) the Assumed Liabilities which Buyer assumes specifically pursuant to this Agreement;

                (ii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Seller Indemnified Party that relate to the RBM Business as conducted after the Closing Date;

                (iii) any breach of any representation or warranty of Buyer set forth in this Agreement or any schedule or certificate delivered by or on behalf of Buyer in connection therewith; or

                (iv) any nonfulfillment of any covenant or agreement by Buyer under this Agreement; and

            (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1.

        7.2 GENERAL INDEMNIFICATION BY SELLER AND LUMINEX. Seller and Luminex, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Buyer and its officers, directors, employees, shareholders, assigns, successors and affiliates (individually, each a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of:

            (a) all Damages suffered, sustained, incurred or paid by Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                (i) any breach of any representation or warranty of Seller and/or Luminex set forth in this Agreement or any schedule or certificate delivered to Buyer pursuant hereto; and

                (ii) any nonfulfillment of any covenant or agreement by Seller under this Agreement; and

            (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.2.

        7.3 EXPIRATION AND LIMITATION. Notwithstanding the above:

            (a) The indemnification obligations under this Article 7, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of:

                (i) five (5) years after the Closing Date (subject to such modification as set forth below), except for those covenant obligations that continue thereafter; or

                (ii) the final resolution of claims or demands pending as of the date described in clause (i) of this Section 7.3.

Notwithstanding the foregoing, the reference to "five (5) years" in subparagraph
(i) above will be reduced to such date that is the later of: (A) the date upon which the Series A Preferred Stock is fully redeemed by Buyer or (B) two and one half (2.5) years following the Closing Date.

            (b) Neither party shall be liable under its indemnification obligation with respect to breaches of its representations and warranties under this Agreement unless and until the aggregate amount of all Damages attributable to all such breaches by such party exceed the sum of $50,000.00, in which case the Indemnified Party shall be entitled to seek indemnification for all Damages without regard to the limitation set forth in this Section 7.3(b).

        7.4 INDEMNIFICATION PROCEDURES. All claims or demands for indemnification under this Article 7 ("Claims") shall be asserted and resolved as follows:

            (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 7.1 or 7.2 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Chief Executive Officer or his or her designated successor as the representative of Buyer or Seller, as applicable (the "Representative") of such Claim. When reporting a Claim to the Representative, the Indemnified Party shall specify the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Representative does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis for such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If an objection is made in writing in accordance with this Section 7.4(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

                (i) In the event that any Claim for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the appropriate Representative. The Representative shall have thirty (30) days from date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if the Indemnifying Party does not dispute liability, whether or not it desires, at its sole cost and expense, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated), prior to and during the Notice Period, to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                (ii) In the event that the Representative notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                (iii) If at any time in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the appropriate Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on the Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

            (b) Nothing herein shall be deemed to prevent any Indemnified Party from making a Claim, and any Indemnified Party may make a Claim hereunder, for potential or contingent Damages, provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

            (c) Subject to the provisions of Section 7.3, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 7.4 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

            (d) The parties will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 7, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

        7.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made by Seller, Luminex and Buyer pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if the Closing occurs, as of the Closing Date. The representations of Seller, Luminex and Buyer will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 7.3. No investigation or other examination by Buyer or its designees or representatives shall affect the term of survival of any representation or warranty contained herein (or in any certificate or other document delivered pursuant hereto or in connection herewith) or the right of any Indemnified Party to seek indemnification pursuant to this Article 7.

        7.6 REMEDIES CUMULATIVE. The remedies set forth in this Article 7 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Party under any other agreement or pursuant to statutory or common law.

        7.7 COMPLIANCE WITH BULK SALES LAWS. Buyer, Seller and Luminex hereby waive compliance by Buyer, Seller and Luminex with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Buyer shall indemnify Seller and Luminex from, and hold each of them harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof.

                                   ARTICLE 8
                               GENERAL PROVISIONS

        8.1 NOTICES. Every notice or other communication required or contemplated by this Agreement by any party shall be delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) overnight courier or (iv) facsimile with confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 8.1, in each case addressed to the party for whom intended at the following address:

         If to Seller or Luminex:

         Rules-Based Medicine, Inc.
         Luminex Corporation
         12212 Technology Boulevard
         Austin, Texas 78727-6115
         Fax: (512) 219-6325
         Attn: General Counsel

         with a copy to:

         Bass, Berry & Sims PLC
         2700 First American Center
         Nashville, Tennessee 37238
         Fax: (615) 742-2709
         Attn: Howard H. Lamar III

         If to Buyer:

         RBM Acquisition, Inc.
         4 Niles Road
         Austin, Texas  78703

         with a copy to:

         J. Patrick Doherty
         Doherty, Doherty & Adams, L.L.P.
         1717 St. James Place, Suite 520
         Houston, Texas  77056
         Fax: (713) 572-1001
or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the third business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement to be delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to or received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

        8.2 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        8.3 ENTIRE AGREEMENT. This Agreement, the exhibits, schedules, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5 GOVERNING LAW. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state, without reference to the choice-of-law principles thereof.

        8.6 COUNTERPARTS. This Agreement, or any document to be delivered herewith, may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Execution and delivery of this Agreement, or any document to be delivered herewith, by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement or such other document by such party. Such facsimile copies shall constitute enforceable original documents.

        8.7 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        8.8 INCORPORATION OF EXHIBITS. The schedules and the exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        8.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.10 EXPENSES. Buyer and Seller/Luminex each agree to pay one-half of the total expenses incurred by Seller and Luminex in connection with the transactions contemplated hereby as set forth in Schedule 8.10. In addition, each party will pay its own counsel's fees and expenses incurred in negotiating the transaction documents, including, without limitation, negotiation of the Summary of Terms, this Agreement and all documents referred to in this Agreement, and the closing of the transactions contemplated hereby.

        8.11 CHANGE IN NAME. On the Closing Date, Seller shall deliver to Buyer all such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to Rules-Based Medicine, Inc., including, but not limited to a name change amendment with the Secretary of State of Delaware, and an appropriate name change notice for each state where Seller is qualified to do business.

        8.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

        8.13 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        8.14 OFFICERS OF BUYER AND SELLER. For purposes of this Agreement, the officers of Buyer shall include such persons designated as such by Buyer's corporate action and in any event shall include Mark Chandler, Michael Spain, James Mapes and Craig Benson. For purposes of this Agreement, the officers of Seller and Luminex shall include Randy Marfin,

Ralph McDade and Harriss Currie. Any references to the "knowledge" of such persons shall mean the actual knowledge of the persons so identified.



      [Remainder of page intentionally left blank; signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              RULES-BASED MEDICINE, INC.

                              By:     /s/  Harriss T. Currie
                                   --------------------------------------------
                                   Name: Harriss T. Currie
                                         --------------------------------------
                                   Title: Acting Chief Financial Officer
                                          -------------------------------------



                              LUMINEX CORPORATION

                              By:     /s/  Harriss T. Currie
                                   --------------------------------------------
                                   Name: Harriss T. Currie
                                         --------------------------------------
                                   Title: Acting Chief Financial Officer
                                          -------------------------------------



                              RBM ACQUISITION, INC.

                              By:     /s/  Mark B. Chandler, Ph.D.
                                   --------------------------------------------
                                   Name: Mark B. Chandler, Ph.D.
                                         --------------------------------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------

                            ATTACHMENTS AND EXHIBITS

Exhibits
--------

Exhibit A    Form of Bill of Sale
Exhibit B    Form of Assignment and Assumption Agreement
Exhibit C    Form of Certificate of Designations
Exhibit D    Form of Non-Competition Agreement
Exhibit E    Form of Transition Services Agreement
Exhibit F    Form of Development and Supply Agreement
Exhibit G    Form of General Release and Non-Compete Agreement
Exhibit H    Form of Registration Rights Agreement
Exhibit I    Form of Consultant Agreement and General Release Agreement for Mark
             Chandler
Exhibit J    Operating Reports of Seller

                                    SCHEDULES

Schedule 1.1          Assets
Schedule 1.2          Assumed Liabilities
Schedule 1.6          Purchase Price Allocation
Schedule 3.8          Capitalization
Schedule 3.9          Capital Investments in Buyer
Schedule 3.12         Contracts
Schedule 3.16         Transactions with Affiliates
Schedule 3.19         Intellectual Property
Schedule 3.20(a)      Parties Contacted by Transferring Employees
Schedule 3.20(b)      Persons to Whom Buyer Anticipates Marketing Products or
                      Services
Schedule 4.1          Transferring Employees
Schedule 8.10         Transaction Expenses